As filed with the Securities and Exchange Commission on March 28, 2019.

Registration No. 333-207721

Registration No. 333-207722

Registration No. 333-214491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207721

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207722

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-214491

UNDER

THE SECURITIES ACT OF 1933

STERIS Limited

(Exact name of registrant as specified in its charter)

England and Wales	98-1203539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rutherford House Stephensons Way, Chaddesden

Derby, England, DE21 6LY

United Kingdom

(Address of Principal Executive Offices) (Zip Code)

+44 1332 387100

(Registrant’s telephone number, including area code)

STERIS plc 2006 LONG-TERM EQUITY INCENTIVE PLAN, ASSUMED AS AMENDED AND RESTATED

STERIS CORPORATION 401(K) PLAN

STERIS plc 2006 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the plans)

J. Adam Zangerle

Senior Vice President, General Counsel and Secretary

STERIS plc

5960 Heisley Road

Mentor, Ohio 44060-1868

(440) 354-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by STERIS Limited (f/k/a STERIS plc), (the “Registrant”), deregister all shares of the Registrant’s ordinary shares, par value £0.10 per share (the “Shares”), remaining unissued and other obligations and interests registered under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-207721), pertaining to the registration of 4,971,404 Shares, issuable under the STERIS plc 2006 Long-Term Equity Incentive Plan, assumed as amended and restated, which was filed with the Commission on November 2, 2015.

•

Registration Statement on Form S-8 (No. 333-207722), pertaining to the registration of 467,284 Shares, issuable under the STERIS Corporation 401(k) Plan and an indeterminate number of plan interests under the STERIS Corporation 401(k) Plan, which was filed with the Commission on November 2, 2015.

•

Registration Statement on Form S-8 (No. 333-214491), pertaining to the registration of 4,031,196 Shares, issuable under the STERIS plc 2006 Long-Term Equity Incentive Plan, which was filed with the Commission on November 8, 2016.

On March 28, 2019 the Registrant completed its previously announced redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”) achieved through the insertion of a new Irish public limited company (“STERIS Ireland”) on top of the Registrant pursuant to a court-approved scheme of arrangement under English law (the “Scheme”). The Scheme will result in each Share being cancelled and re-issued to STERIS Ireland, and the Registrant’s shareholders receiving one STERIS Ireland ordinary share for each Share they hold.

In connection with the completion of the Redomiciliation, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on March 28, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.

STERIS Limited

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President and Chief Financial Officer